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                                                        EXHIBIT 12(a)(1)(xviii)

                                                                 24. April 2000

An die Stammaktionare
der General Motors Corporation
in Deutschland

Sehr geehrte Damen und Herren,

   Die General Motors Corporation ("GM") beabsichtigt, in der Zeit vom 24. April 2000 bis zum 19. Mai 2000 ihren Stammaktionaren, d.h. den Inhabern der $1 2/3 common stock (die "Stammaktien"), ein Angebot zum Umtausch ihrer Stammaktien in sogenannte tracking stock, bezogen auf die 100%ige Tochtergesellschaft von GM, Hughes Electronics Corporation (die "Class H Aktien"), zu unterbreiten (das "Umtauschangebot"). Das offentliche Umtauschangebot beginnt in Deutschland voraussichtlich am 26. April 2000 und endet voraussichtlich am 19. Mai 2000.

   In den Vereinigten Staaten von Amerika verwendet GM fur dieses
Umtauschangebot das diesem Schreiben beigefugte Angebotsdokument (das "U.S. Angebotsdokument"). Von der U.S. Wertpapieraufsichtsbehorde (Securities and Exchange Commission, SEC) wurde GM aufgefordert, den Stammaktionaren weltweit das U.S. Angebotsdokument zu ubersenden.

Wichtiger Hinweis:

   Die Ubersendung des U.S. Angebotsdokuments stellt fur Stammaktionare in Deutschland kein rechtswirksames Umtauschangebot dar. Diese Ubersendung erfolgt ausschlieBlich aufgrund der Anforderungen der SEC.

   Fur Stammaktionare in Deutschland ist ausschlieBlich der Verkaufsprospekt rechtsverbindlich, der durch die Londoner Wertpapierborse voraussichtlich am
20. April 2000 gebilligt und bei dem Bundesaufsichtsamt fur den Wertpapierhandel zum Zweck der gegenseitigen Anerkennung hinterlegt wurde. Nur dieser Verkaufsprospekt stellt in Deutschland ein rechtswirksames Angebot zum Umtausch von Stammaktien in Class H Aktien dar. Der Verkaufsprospekt ist voraussichtlich ab dem 26. April 2000 bei der Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, kostenlos erhaltlich.

   Beginn und Ende des offentlichen Umtauschsangebots in Deutschland werden in der Frankfurter Allgemeine Zeitung und im Handelsblatt bekannt gemacht.

                                          Mit freundlichen GruBen

                                          General Motors Corporation

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